Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-205600) pertaining to the 2015 Employee Share Purchase Plan of Endurance Specialty Holdings Ltd.;

(2)
Registration Statements (Form S-8 No. 333-172597, Post-Effective Amendment No. 1 on Form S-8 No. 333-204019 and Form S-8 No. 333-207238) pertaining to the 2007 Equity Incentive Plan of Endurance Specialty Holdings Ltd., and

(3)	Registration Statement (Form S-3ASR No. 333-200914) of Endurance Specialty Holdings Ltd.
Of our reports dated March 1, 2017, with respect to the consolidated financial statements and schedules of Endurance Specialty Holdings Ltd. and the effectiveness of internal control over financial reporting of Endurance Specialty Holdings Ltd. included in this Annual Report (Form 10-K) for the year ended December 31, 2016.
/s/ Ernst & Young Ltd.
Hamilton, Bermuda
March 1, 2017